Exhibit 4.2


                          Language of Bond Certificate



This   certificate   evidences  the  obligation  of  The  Murdock  Group  Career
Satisfaction Corporation (the "Company"), to pay to the person or firm identified below the amount of this bond at maturity.




          Bond Holder

               Amount     $__________ (in increments of $1,000).

         Bond Number

        Issuance Date

        Maturity Date     Four years from the issuance  date. All principal and
                           accrued   interest   will  be  paid  to  the   holder
                           registered on the books of the Company within 15 days of the maturity date.

             Interest     15% compounded annually and payable at maturity.

             Callable Any bond is callable by the Company at any time upon 30-days written notice to a bond holder. All principal and accrued interest with respect to a called bond must be paid within 15 days of the call date.

             Security Payment of the principal and interest on the bonds shall be secured solely by Com pany assets. No sinking fund will be established for retirement of the bonds; bond holders will be dependent upon the Company's ability to generate sufficient income, or otherwise obtain sufficient capital, to pay the principal and interest of the bonds at the time of maturity.

        Voting Rights     There are no voting rights associated with the bonds;
                           bond holders are unsecured creditors, not owners, of the Company.

            Dividends     No  dividends  shall be paid to  Company  shareholders
                          until all bond principal and interest have been fully paid.

            Liability     No Company shareholder,  officer, or director shall be
                          personally responsible for payment.

       Trading Market     There is no trading market for these bonds.

             Transfer Application for transfer of the bonds should be addressed to the Company at 5295 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107. Transfers will be made without charge.




                                              ---------------------------------
                                              Authorized Officer of the Company



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